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                                                                EXHIBIT NO. 99.1


                                                                 James E. Deason
                                                        Executive Vice President
                                                         Chief Financial Officer
                                                                  (205) 353-1310

                 WOLVERINE TUBE EXPECTS FIRST QUARTER EARNINGS
                          TO BE LOWER THAN ANTICIPATED

Huntsville, Alabama (March 17, 1997) -- Wolverine Tube, Inc. (NYSE:WLV) today announced that net income for the quarter ending March 29, 1997, is expected to be approximately 15% below the $10.3 million earned in the first quarter of 1996. The lower than anticipated earnings are due primarily to a decrease in demand for the Company's technical and industrial tube in the first quarter of 1997 compared with the first quarter in 1996.

     Commenting on the market conditions, Thomas B. Roller, president and chief executive officer, said, "The slowdown in shipments of technical tube during the first quarter is principally due to lower levels of replacement of large commercial air conditioning units that use CFCs. CFC refrigerants remain available and building owners are reluctant to replace existing equipment unless absolutely necessary. As the supply of CFCs is exhausted, we expect the replacement of the estimated 61,500 large commercial air conditioning units to escalate and demand for the Company's technical tube to increase. The difficulty is projecting precisely when the replacement market will accelerate. In the near term, however, we expect that the Company's technical tube shipments will be augmented by a gain in market share recently achieved.

     "Our customers' demand for industrial tube used in residential and light commercial air conditioning has been negatively impacted by the unusually large quantity of finished goods in both our customers' and their distributors' inventories at the end of 1996. Demand for the remainder of 1997 will be driven primarily by weather conditions in North America. A warm spring and early summer will allow a depletion of our customers' inventories and will provide for production levels in line with 1996."

     Roller went on to say, "With the slowdown in incoming orders for two of our product lines, the Company is taking appropriate actions to reduce costs. While we believe that our technical and industrial tube markets will improve in future periods, we will focus on bringing costs in line with expected revenues."

     Wolverine expects to announce results for the first quarter of 1997 in mid-April.

     Wolverine is a leading North American manufacturer and distributor of copper and copper alloy tube. The Company believes that it offers the broadest product line of any North American tube manufacturer and focuses on custom-engineered, high value-added copper and copper alloy tubular products which enhance performance and energy efficiency in many applications. The Company also manufacturers and distributes copper and copper alloy rod, bar and strip products.